Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Citizens Communications Company:

We consent to the incorporation by reference in the registration statement (No. 33-52873) on Form S-3, in the registration statement (No. 33-63615) on Form S-3, in the registration statement (No. 333-58044) on Form S-3, in the registration statement (No. 333-91054) on Form S-8, in the registration statement (No. 333-61432) on Form S-8, in the registration statement (No. 333-71821) on Form S-8, in the registration statement (No. 333-71597) on Form S-8, in the registration statement (No. 333-71029) on Form S-8, in the registration statement (No. 33-42972) on Form S-8 and in the registration statement (No. 33-48683) on Form S-8, of Citizens Communications Company and subsidiaries of our report dated March 1, 2006, except as to Note 2(h) and Note 8(a), which are as of November 3, 2006, with respect to the consolidated balance sheets of Citizens Communications Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated November 3, 2006 on the related financial statement schedule for each of the years in the three-year period ended December 31, 2005, which reports appear in the Form 8-K of Citizens Communications Company dated November 6, 2006.

Our audit reports on the consolidated financial statements and the related financial statement schedule refer to the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" as of January 1, 2003.

/s/ KPMG LLP

Stamford, Connecticut
November 3, 2006